CMA Multi-State Municipal Series Trust
Series Number: 6
File Number: 811-5011
CIK Number: 810598
CMA New Jersey Municipal Money Fund
For the Year Ending: 03/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

08/05/2003	$10,700	Puerto Rico Comwlth/WED	0.59%	12/01/2015